                           SECURED PARTICIPATION NOTE
                           --------------------------

$600,000                      Gardena, California                  June 26, 1996

         FOR VALUE RECEIVED, INCO HOMES CORPORATION, a Delaware corporation ("Maker" herein) promises to pay to ALG 1996-1, a California Limited Partnership ("Holder" herein), or order, the principal sum of SIX HUNDRED THOUSAND DOLLARS ($600,000) together with accrued interest from the date hereof computed and paid to Holder as hereinafter set forth.

1. Definitions. Unless otherwise expressly provided herein or unless the context otherwise requires, the terms set forth below are hereby defined as follows:

"Available Cash" shall mean all of the cash derived from the Development from whatever source, including, but not limited to, that which Maker has generated from the sale of Homes, and related assets and services, in the Development and all net proceeds or land draws received by Maker from any A&D loans or other financing services, less funds reimbursed to Maker for amounts previously advanced by Maker to the Development prior to the date hereof (except for the purchase of the Real Property), and less, subject to Holder's written approval not to be unreasonably withheld, Maker's reasonable estimate of the amount of cash that will be required by Maker to construct and sell the next phase or phases of the Development after taking into account the additional cash Maker expects to receive from conventional financing sources, such as A&D loans and construction loans.

"Base Interest" shall mean the amount of interest earned by Holder computed by multiplying the outstanding principal balance hereunder times an interest rate, based on the actual number of days elapsed during the period, which rate shall be the Prime Rate (as the same may change from time to time) plus Three Percent (3%).

"Contingent Interest" shall mean Forty-Five Percent (45%) of the Net Income earned by Maker from the construction and sale of the Homes, and related assets and services, in the Development.

"Deed of Trust" shall mean the deed of trust encumbering the Real Property that is executed by Maker in favor of Holder and recorded in the Office of the County Recorder of San Bernardino County on the date hereof to secure the payment of the Loan.

"Development" shall mean the One Hundred and Fifty-One (151) Homes to be constructed on the Real Property, and the related assets and services, and sold to buyers in the "entry-level" price market in Adelanto, California.

"Event of Default" shall mean either of the following:

    The failure of Maker to pay Holder in full all sums due hereunder within Five (5) days of the date such payment is due, provided that Holder shall give Maker written notice thereof and Maker shall have Three (3) days after the receipt of said notice to cure by making payment in full to Holder; or

    The occurrence of an Event of Default under the Deed of Trust or any other agreement or document relating to the Loan executed now or at any time during the term of this Note.

"Home" shall mean a single family home constructed by Maker or one of the Lots of the Real Property.

"Inco G&A" shall mean Three Percent (3%) of the "Gross Sales Price" of all of the Homes (total cash actually realized from the sale of a Home less discounts and allowances). For the purpose of computing Available Cash and Net Income, Maker may draw against the Inco G&A in equal monthly installments over the projected term of the Development computed on the basis of the total projected Gross Sales Price of all of the Homes in the Development. Maker shall periodically revise the projected Gross Sales Price expected to be realized from the sale of all of the Homes, shall provide Holder with a revised projection in such form as is reasonably acceptable to Holder and shall adjust its draw accordingly.

"Loan" shall mean the Six Hundred Thousand Dollars ($600,000) advanced from Holder to Maker on the date hereof evidenced by this Note, payment of which is secured by the Deed of Trust.

"Lot" shall mean One (1) of the One Hundred and Fifty-One (151) mapped single family lots which comprise the Real Property.

"Minimum Principal Payment" shall mean the following payments of principal by Maker to Holder:

    A principal payment of Four Thousand Five Hundred Dollars ($4,500) at the close of the sale escrow for each of the first Seventy-Five (75) Homes in the Development; plus

    A principal payment of Seven Thousand Five Hundred Dollars ($7,500) at the close of the sale escrow for each of the next Thirty-Five (35) Homes in the Development.

"Net Income" shall mean the net income realized by Maker from the construction and sale of the Homes and all related assets and services. The computation of Net Income shall be made by Maker on the accrual basis of accounting and, except as hereinafter provided, shall be consistent with the method it uses to compute net income for its other single family housing development projects, an example of which is the Proforma dated June 11, 1996, pertaining to the project referred to as New VL-AD, a copy of which is attached hereto as Exhibit A. For example, the total cost of the Real Property is $890,452 or $5,897 per Lot.
Net Income for the purposes of this Note shall mean total gross revenues realized from the sale of the Homes, and all related assets and services, less only those costs and expenses specifically related to the construction and sale of the Homes (which costs and expenses are subject to the reasonable review and approval of Holder), less the amount of Base Interest paid by Maker hereunder and less the Inco G&A.

"Prime Rate" shall mean the "prime rate" or "preferred rate" that Bank of America advertises that it charges its most creditworthy customers.

"Real Property" shall mean the land located in Adelanto, California which has been subdivided by Maker into One Hundred and Fifty-One (151) Lots generally described as follows:

         Hometown at Adelanto
                 Recorded Tract 15377-5            (57 Lots)
                 Unrecorded Tract 15377-6          (50 Lots)
                 Unrecorded Tract 15377-7          (34 Lots)
         Reunion at Adelanto
                 Recorded Tract 14801-2F           (10 Lots)

2. Principal Payments. Not later than the Twenty-Fifth (25th) day of each calendar month during which period principal remains outstanding hereunder, Maker shall compute the total amount of Available Cash. After deducting the amount of accrued Base Interest currently payable to Holder, Maker shall deliver all of such remaining Available Cash to Holder on the Twenty-Fifth
(25th) day of such calendar month as payment of principal and such payment shall be credited in full against the next Minimum Principal Payment due. Notwithstanding the foregoing, Maker shall pay to Holder the Minimum Principal Payments when due and payable.

3. Term. The entire unpaid principal balance hereunder, together with all unpaid Base Interest accrued thereon, shall be due and payable in full on June 26, 1998. Contingent Interest shall be earned on the sale of each Home to be payable as hereinafter set forth, until all of the Homes have been developed and sold. Provided, however, at such time as the entire unpaid balance of principal and accrued Base Interest have been paid in full, the Deed of Trust shall continue to encumber the Real Property which has not been sold and reconveyed. The entire unpaid balance of Contingent Interest shall be due and payable in full on May 31, 2001 (the "Outside Date"). If, at the Outside Date, Lots are not improved with Homes and have not been sold or Lots have been improved with Homes but have not been sold and, therefore, Contingent Interest with respect to any such unsold Lots and Homes has not been paid, Net Income and Contingent Interest for each such unsold Lot and Home shall be calculated based on the average Net Income for all Homes previously sold and the calculated amount of Contingent Interest shall be paid on the Outside Date. Furthermore, after Maker has sold and closed all of the One Hundred and Forty-One (141) Homes to be constructed on the Real Property described as Hometown at Adelanto, Holder agrees to allow Maker, at the option of Maker, to pay Holder Contingent Interest for all of the Ten (10) Lots of the Real Property described as Reunion at Adelanto based on the average Net Income and average Contingent Interest paid to Holder for the first One Hundred and Forty-One (141) Homes. In the event Maker elects to so pay Holder the average Contingent Interest for the Ten (10) Lots described as Reunion at Adelanto, upon receipt of such payment Holder shall be paid in full hereunder and shall then release its lien on said Ten (10) Lots imposed by the Deed of Trust.

4. Payment of Base Interest. Base Interest shall be computed for each calendar month during which there is an outstanding principal balance hereunder and shall be due and payable by Maker to Holder, in arrears, on the Fifth (5th) day of each calendar month following the calendar month for which such Base Interest was earned.

5. Contingent Interest. Contingent Interest payable to Holder shall be Forty-Five Percent (45%) of the Net Income earned by Maker from the construction and sale of the Homes. Contingent Interest which is earned with respect to Homes that are sold shall be estimated by Maker on a month-by-moth basis and the estimate thereof shall be paid by Maker to Holder from Available Cash not later than the Twenty-Fifth (25th) of the following month. Maker shall make a precise computation of Net Income and shall make any additional payment of Contingent Interest to Holder from Available Cash not later than on the Fiftieth (50th) day after the end of each calendar quarter for the first three (3) calendar quarters of each calendar year and not later than the One Hundred and Fifth (105th) day after the end of the last calendar quarter of each calendar year.

6. Payments to Holder. All payments of principal, Base Interest, Contingent Interest and all other payments due Holder from Maker hereunder shall be payable only in the lawful money of the United States and payment thereof shall be made to Holder without deduction or offset. All payments due and payable under this Note shall be paid to Holder in immediately available funds delivered to Holder as follows:

ALG 1996-1
% Thomas E. Gibbs, Jr.
Suite 400
879 West 190th Street
Gardena,  CA  90248

7. Deed of Trust. (a) Payment of this Note is secured by the Deed of Trust of even date which Deed of Trust creates a first lien on the Real Property on which the Development is to be constructed. This Note is subject to the terms and conditions of the Deed of Trust, all of which are incorporated herein by reference. (b) Holder agrees from time to time as necessary to subordinate its lien, imposed by the Deed of Trust on only that portion of the Real Property on which Maker intends to immediately commence construction of a portion of the Development and on which the construction lender, who has agreed to provide construction financing therefor, requires a first lien to secure its construction loan. Maker agrees that Holder shall retain a first lien under the Deed of Trust on all of the Real Property which is not subject to a construction loan deed of trust and Holder shall retain a second lien (superior to any rights of mechanics' or materialmen) under the Deed of Trust on that portion of the Real Property that is subject to a construction loan deed of trust. Provided that Maker is not in default hereunder, subject to the payment of the Minimum Principal Payment required with respect to the sale of each Home, Holder agrees to release its lien imposed by the Deed of Trust on a Home by Home basis at the close of the sale escrow for the sale of a Home in the Development to a third party buyer. (c) Notwithstanding anything herein to the contrary, Holder agrees as necessary to subordinate (but not release) its lien, imposed by the Deed of Trust on the Lots which comprise that portion of the Real Property described as Reunion at Adelanto on which Lots Maker intends to construct its Three (3) Model Homes, to the lien of the construction lender who has agreed to provide the construction financing therefor. Holder has the right to review and approve, which approval shall not be unreasonably withheld, the terms and conditions of said construction loan. Furthermore, Maker agrees that the funds generated from said construction loan shall only be used to construct the on-site and off-site improvements (excluding the cost of the furniture and the landscaping that is over and above the landscaping included in the production Homes) of said model Homes or used to repay to Holder the outstanding principal due hereunder.

8. Title Insurance. At the funding of the Loan and the recording of the Deed of Trust, Maker shall provide Holder with a CLTA lender's policy of title insurance in the amount of the Loan which shows that Holder has a first deed of trust lien (prior to all mechanic's liens, if any) and subject to only such exceptions and exclusions as approved in writing by Holder. Maker shall also provide Holder with such endorsements and updated policies of title insurance as reasonably requested by Holder when it subordinates its lien under the Deed of Trust to a first deed of trust lien in favor of a construction lender, or re-records following the recordation of a construction loan. Such title policy, in connection with a subordination or re-recording shall contain mechanics lien endorsements insuring priority of the Deed of Trust, subordinated or re- recorded over all mechanics liens.

9. Escrow and Costs. The funding of the Loan shall be consummated through an escrow at a title company selected by Maker and approved by Holder. Maker shall pay, or reimburse Holder as necessary, for all escrow fees, recording costs, title insurance premiums (both at closing and if title insurance is updated hereunder) and for the legal fees incurred by Holder to its legal counsel in connection with this Loan in the amount of Seven Thousand Five Hundred Dollars ($7,500).

10. Reports. Maker shall provide Holder periodic reports in the form and in the manner reasonably requested by Holder about the construction and sale of the Development and the amount of Net Income earned therefrom for each calendar month in which any amounts are due and owing to Holder hereunder. Such reports shall include, but not be limited to, a monthly report due not later than the Fifteenth (15th) day of the following calendar month on status of construction, sales, and closings, and by not later than the Twenty-Fifth (25th) day of the following calendar month on the amount of Available Cash, and the computation of Net Income. A final report on all such items shall be due not later than the Fiftieth (50th) day after the end of each calendar quarter for the first three (3) calendar quarters of the calendar year and not later than One Hundred and Fifth (105th) day after the end of the last calendar quarter of the calendar year.

11. Late Payment Charge. In the event Maker fails to make any payment due to Holder hereunder, in addition to all other rights and remedies of Holder, to reasonably compensate Holder for the costs and expenses it will incur due to such delayed payment, Maker shall pay to Holder a Late Payment Charge equal to Ten Percent (10%) of the total amount of such delayed payment.

12. Remedies Upon Default. Upon the occurrence of an Event of Default, at the option of the Holder, without demand or notice to Maker, the entire outstanding balance of principal together with all accrued Base Interest and Contingent Interest shall immediately become due and payable. Furthermore, so long as such Event of Default shall continue, all amounts due and payable to Holder hereof shall bear interest at the Prime Rate plus Five Percent (5%) (the "Default Interest Rate" herein). All interest accrued at the Default Interest Rate shall not be deducted from the Net Income of the Development to determine the Contingent Interest payable to Holder hereunder.

13. Arbitration. The parties shall submit any dispute concerning the interpretation of this Note and the calculation of Available Cash, Net Income and Contingent Interest to final and binding arbitration pursuant to the rules of the American Arbitration Association. At the request of any party, the arbitrators, attorneys, parties to the arbitration, witnesses, experts, court reporters, or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. Arbitration shall be conducted by a single, neutral arbitrator, or, at the election of either party, three neutral arbitrators, appointed in accordance with the rules of the American Arbitration Association. The award of the arbitrator(s) shall be enforceable according to the applicable provisions of the California Code of Civil Procedure. The arbitrator(s) may determine and award amounts owing and payable to Holder, including, but not limited to, principal, Base Interest and Contingent Interest, based upon their calculation of Available Cash and Net Income. If proper notice of any hearing has been given, the arbitrator(s) will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear.

14. Attorneys Fees. If any and all amounts due and payable under this Note are not paid when due or if any Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including, but not limited to, reasonable attorneys' fees and court costs, whether or not any action or proceeding is brought to enforce the provisions hereof.

15. Waiver by Holder. No consent to any action, waiver of any provision, or waiver of any breach of any duty or obligation of Maker hereunder, by Holder shall constitute a waiver of any other provision or consent to any other action or subsequent breach, whether or not similar. No waiver or consent by Holder shall constitute a continuing waiver or consent or commit Holder to provide a waiver in the future except to the extent specifically set forth in writing.

16. Waivers by Maker. Maker hereby waives diligence, presentment, protest and demand, notice of protest, dishonor and nonpayment of this Note, and expressly agrees that, without in any way affecting the liability of Maker hereunder, Holder may extend any maturity date or the time for payment of any installment due hereunder, accept additional security, release any party liable hereunder and release any security now or hereafter securing this Note. Maker further waives, to the full extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any deed of trust, security agreement, guaranty or other agreement now or hereafter securing this Note.

17. Right to Inspect Books and Records/Audit. Maker shall keep and maintain a separate set of books and financial records devoted solely to construction and sale of the Development. Each monthly, quarterly, and annual computation of Net Income shall be computed by maker and certified by the Chief Financial Officer for Maker. Holder may, at any time during business hours, following reasonable prior notice, inspect the books and financial records of Maker relating to the Development and make copies thereof and any other documents, papers and materials related thereto. Furthermore, Holder may, at its sole cost and expense, retain its own certified public accountant to audit the books and financial records of Maker relating to the Development. Maker shall, however, pay Holder for the full cost of such audit if such audit concludes that the Net Income of the Development had previously been under reported to Holder for the period of the audit by at least Five Percent (5%).

18. Use of Funds. Maker hereby covenants and agrees with Holder that all Available Cash shall exclusively be used to either (i) fund the cost to construct and sell the Homes (excluding the cost of the furniture in the model Homes and the landscaping of the model Homes that is over and above the landscaping of the production Homes), (ii) pay Holder the Base Interest due hereunder or (iii) pay Holder the Contingent Interest and concurrently therewith pay Maker its proportionate share of Net Income. Maker shall pay, only from Maker's separate funds, all other costs, fees, and expenses of Maker, including all interest and principal, if any, payable to Albert and Margaret Meer and/or Riverside National Bank, with respect to the loans due from Maker to them.

19. Status of Title. Holder has received a Preliminary Title Report from Orange Coast Title Company dated June 6, 1996, Order No. S-109737-9 (the "PTR"), which relates to the Real Property. Maker hereby represents, warrants, and covenants to Holder that on the date hereof and during the term of this Note that: (i) All taxes and assessments which are assessed against the Real Property and which are due and payable are currently paid in full and will continue to be paid in full when due; (ii) None of the exclusions and exceptions to title to the Real Property as set forth in the PTR will have any material adverse affect on the construction and sale of the Homes or in any material way increase any of the costs and expenses relating thereto or reduce the Contingent Interest projected to be earned by Holder as set forth on Exhibit A; (iii) Maker shall not further encumber the Real Property except as required to construct and market the Development; and (iv) Maker shall not create any exceptions to title or clouds on title which would materially reduce the Contingent Interest to be earned by Holder as set forth on Exhibit A.

20. Subordination. A portion of the Real Property is currently encumbered by a deed of trust in favor of Albert and Margaret Meer. Maker has represented to Holder that the current outstanding balance is approximately Eighty Thousand Dollars ($80,000). At the funding of this loan, Orange Coast Title Company will hold in escrow sufficient funds (from the proceeds of the Loan) to pay said loan in full and will, accordingly, insure that Holder's lien imposed by the Deed of Trust is a first lien on the Real Property. Maker has advised Holder that Mr. and Mrs. Meer are willing to subordinate their lien to the lien imposed by the Deed of Trust and are also further willing to subordinate their lien to the lien of a construction lender. Holder is willing to allow Mr. and Mrs. Meer to subordinate their lien provided that Maker delivers to Holder the proposed form of Subordination Agreement to be executed by Mr. and Mrs. Meer together with the revised promissory note which evidences said loan, including particularly the release provisions, for Holder's review and approval which approval shall be subject to Holder's reasonable determination that the terms and conditions do not in any way impair Holder's security interest in the Real Property and Maker's ability to effectively construct and market the Department in the best interest of Holder to reasonably earn the maximum amount of Contingent Interest under the circumstances. Upon approval by Holder of the form of Subordination Agreement, Holder shall authorize Orange Coast Title to record the Subordination Agreement and release to Maker all Loan funds it is holding with respect to such obligation.

IN WITNESS WHEREOF, Maker has executed and delivered this Note at Gardena, California on June ___, 1996.

INCO HOMES CORPORATION,
a Delaware Corporation

By: ______________________________
         Ira C. Norris
         Chairman and CEO